EXHIBIT 10.1

SERVICE AGREEMENT

BETWEEN	MOHAWK INTERNATIONAL SERVICES BV with registered office at B-8710 Wielsbeke-Belgium, Ooigemstraat 3 hereinafter referred to as "the Company”;
AND	CAMAT BV with a registered office (company number BE0698690604) at B-3090 Overijse, Smetslaan 26 hereinafter referred to as "the Service Provider"

PREAMBLE

Whereas, the Service Provider explains that it has the necessary skills and expertise, and is allowed under applicable laws, to provide services in connection with the management of commercial companies, and

Whereas, in view of the fact that the Company needs the above-mentioned services to support the Company, of the experience of the Service Provider and its wish to provide said services with maintenance of its independence, the Parties have chosen to enter into the present service agreement (the Service Agreement), and

Whereas, the Service Provider can also be appointed member of the Management Committee of the Company, if any; and

Whereas, the parties wish to specify the terms and conditions of their collaboration:

IT HAS BEEN AGREED AS FOLLOWS:

1Object

1.1The Service Provider shall provide all necessary and appropriate services (hereinafter the Services) concerning (i) daily management of the Company as President - Flooring Rest of World, (ii) strategy definition, (iii) lead an executive management team, (iv) succession planning for executives and (v) providing advice and support to the Flooring Rest of World segment.

1.2The Service Provider shall perform the Services with the diligence, loyalty, seriousness and competence that the Company is entitled to expect from an experienced specialist in this position. The Service Provider shall comply with the general guidelines and policy of the Company. The Service Provider is bound by an obligation of best result.

1.3Taking into account the skills, reputation, expertise and capabilities of being director of the Service Provider, it has been agreed that he will render the services on behalf of the Service Provider at least 5 days per week whereby the target number of working days per year is minimally 225. It being understood that he may be replaced at any time by the Service Provider to the extent the replacement provides the same level of skills, reputation, expertise and capabilities as mutually agreed upon by the parties.

1.4The Company will grant the Service Provider all powers necessary to execute the Services in a good manner.

1.5Moreover, the Service Provider can be appointed as a member of the Management Committee of the Company, if any.

1.6The Service Provider is covered by the D&O Insurance (Directors & Officers Liability) and the General Liability Insurance taken out by the Company, which provides sufficient coverage taking into account the nature of the activities of the Service Provider that he carries out on behalf of the Company.

2Duration

2.1    The present agreement is concluded for a definite duration commencing on 16 October 2023, or any date earlier in function of the availability of the Service Provider, and automatically expiring on December 31, 2028. After expiration of the aforementioned period, the parties can renew the agreement for indefinite duration upon mutual agreement.

2.2    The present agreement can be terminated at any time by the Company upon notice of 12 (twelve) months. Notice shall be given by registered mail. However, the Company can also terminate the present agreement at any time by payment of a lump sum allowance equal to the Base Fee (as defined below) multiplied by 1,5. The present agreement can be terminated at any time by the Service Provider upon notice of 6 (six) months. If the Company expresses its will that the notice period by the Service Provider is not or partially performed, it will pay a lump sum corresponding the notice period non-performed (pro rata Base Fee multiplied by 1.5).

2.3    This contract may, immediately and without notice or indemnity, be terminated for serious cause by each party.

The following will be considered a serious cause entitling each party to terminate the present agreement without any indemnity:

i.the commission of a criminal offence resulting from a deliberate act that may lead to effective prosecution, damaging the company and/or the reputation of the company. A criminal offence here means any crime for which the Service Provider is not covered by the Mohawk Officers & Directors Liability Insurance;

ii.fraud or embezzlement;

iii.the failure to comply with or the breach of any of the material terms and conditions of the present agreement and/or the Company's, subsidiaries’ or branch offices' policies within 30 (thirty) days after written notification of such non-compliance if such failures or breaches are capable of remedy. If the default or breach is not capable of remedy, the present agreement can be terminated without prior notification;

iv.the willful or gross neglect of the duties under the present agreement and/or the willful or gross misconduct in the performance of such duties that would not be rectified within 30 (thirty) days after written notification of such non-compliance if such failures or breaches are capable of remedy. If the default or breach is not capable of remedy, the present agreement can be terminated without prior notification;

3Fees

3.1    The Services as described above are compensated by the Company on the basis of a Base Fee of 660.000 EUR (excl. VAT) per annum, which amount may be subsequently modified by the parties upon mutual agreement. Said Annual Fee has been determined based on an expected average volume of work corresponding to 5 days per week whereby the target number of working days per year is minimally 225.

3.2    An advanced payment representing 1/12 of the Annual Base Fee shall be paid into the bank account of the Service Provider, against remittance of a detailed monthly invoice which meets all applicable legal & tax requirements and is payable within 30 days from the date of issuance.

3.3    In addition to the Annual Base Fee as set forth in 3.1 and subject to approval of the Compensation Committee of the Board of Directors of Mohawk Industries, Inc., the Service Provider shall be eligible to receive an annual bonus ranging from 0% to 90% of the Base Fee of the year concerned.

3.4    The Service provider shall also be eligible for a Long Term Incentive Plan (Restricted Share Unit Plan with shares vesting over time). Long Term Incentive awards range from 25% to 115% of the Base Fee of the year concerned. In any event, stock grants are always subject to approval by the Mohawk Board.

3.5    If the Service Provider is unable to perform the services described in Article 1 for any reason (e.g. illness, accident, incapacity for work), the Company will continue to pay the Service Provider the Base Fee set out in Article 3, insofar the period of interruption of the execution of the agreement does not last longer than 60 calendar days. After this period of 60 calendar days, the execution of this agreement will be suspended without any compensation being due. If the suspension is six months, the agreement is immediately deemed to have been terminated by law, without any further compensation.

4Reimbursement of business expenses

All reasonable business expenses incurred by the Service Provider exclusively in the performance and for the purposes of its duties will be borne by the Company and reimbursed to the Service Provider by means of the above mentioned monthly invoices or separated invoices provided that supporting evidences are remitted, provided the Company's approval with respect to the type of expenses. A monthly lump sum of 1.600 EUR (excl. VAT) can be invoiced to cover all car and fuel costs.

5Independence

5.1    The Service Provider shall act on an independent basis with the Company. To the extent the Company gives instructions to the directors, managers, representatives, officers or employees of the Service Provider entrusted with the performance of the Services on behalf of the Service Provider, such instructions would be strictly limited to the well-being of workers in the performance of their work, working time and the agreed work arising from the Services. The Company can otherwise in no way exercise authority over the directors, representatives, officers or employees of the Service Provider.

5.2    Without prejudice to its obligation to perform the management of the Company's subsidiaries or branch offices in good faith, the Service Provider shall freely determine its work organization, work agenda and vacation arrangements with full respect for the needs of the business.

5.3    All documents and correspondences between the Company and the Service Provider must be considered as necessary tools to enable the parties to execute their tasks according to their obligations. These documents can in no way be interpreted as an indication of any relationship of authority towards the directors, representatives, officers or employees of the Service Provider.

5.4    The Service Provider, its directors, managers, representatives, employees, officers, etc. are entirely responsible for complying with all statutory and legal requirements (including, but without limiting the general nature of the foregoing, paying taxes and social security contributions) and will indemnify and agree to keep indemnified in full the Company in respect of any claims that may be made by the relevant authorities against the Company in respect of social security contributions and/or income tax in relation to any payment made pursuant to this Service Agreement.

6Confidentiality

6.1    The Service Provider acknowledges and agrees that any information disclosed to the Service Provider or its directors, managers, officers or employees by the Company in relation with the present agreement and/or the Service Provider' duties is confidential. The Service Provider also acknowledges and accepts that any such information will be treated and held in strict confidence and not used by the Service Provider nor revealed in any way whatsoever, either directly or indirectly, to any third parties during the course of the present agreement or after its termination.
6.2    The Service Provider acknowledges and agrees that any information the Service Provider its directors, managers, officers, representatives or employees develop under or as a result of the performance of his duties is confidential and that any such information will be held in strict confidence and not revealed in any way whatsoever, either directly or indirectly, to any third parties.

6.3    The confidentiality undertakings of articles 6.1 and 6.2 will end when the confidential information falls in the public domain, without fault of the Service Provider or its directors, managers, officers or employees.

6.4    The Service Provider must not make any publicity or media releases in the framework of the present agreement, using the name of the Company, without its prior written consent.

7Return of property

7.1    All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and all other property of the Company related to the Service Provider' duties (including but not limited to documents, notes, memoranda, computer programs, reports, software and all other information and data), which the Service Provider or directors, managers, officers or employees uses or prepares or comes in contact with in the course of executing this agreement remains, as between the Parties to the present agreement, the sole property of the Company.

7.2    Upon the termination of the present agreement (however caused), the Service Provider will immediately return to the Company all the Company's property in its possession or under its control without keeping copies of such items or passing them (or the copies) to any third party, whatever the importance of it may be.

8Exclusivity and non-competition

8.1    The Service Provider explicitly agrees and undertakes that it shall not, except with the prior written consent of the Company, whether directly or indirectly, whether remunerated or not, for a period of 1 (one) years after the duration of the present agreement (see article 2.1) or for a period of 1 (one) year in case of termination by the Company before the end of this agreement or for a period of

2 (two) years in case of termination by the Service Provider before the end of this agreement and for whatsoever reason:

i.engage itself or through a third party, be employed by, consult for, have an interest in or in any way assist any person or company directly or indirectly engaged in the business of the Company to the extent it relates to similar products;

ii.solicit or endeavour to entice away from or discourage from being employed by the Company any Manager or client of the Company, its subsidiaries or branch offices, whether or not such person would commit a breach of contract by reason of leaving employment.

iii.canvass or solicit the custom of or deal with or provide services to any person, firm or company who at any time was client of / or dealt with the course of providing the services, to the extent it relates to competing products.

The aforementioned obligations apply in all the countries in which the Flooring Rest of World segment is active.

8.2    The Service Provider agrees that it will exclusively act in the interest of the Company and its shareholders, unless otherwise agreed between parties.

9Intellectual property

9.1    The Service Provider undertakes to inform the Company about any work, invention, discovery or improvement, patentable or protectable by any other intellectual right, including copyright or not, which it may create, design or produce, either alone or in conjunction with others, including but not limited to all documents, drawings, plans, designs and models, printed circuit boards, software programs and semi-conductor chips and related documentation, in the course of his employment or relating to, or which is likely to become connected with, any matter whatsoever constituting or which might constitute a Company's activity, or which has been or may be investigated by the latter.

9.2    The Service Provider agrees that such work, inventions, discoveries or improvements belong exclusively to the Company and hereby assigns and transfers any and all right including the copyright therein to the Company. The Service Provider shall refrain from any act which would infringe the Company's rights, shall execute and deliver all documents or statements necessary to implement such assignment or transfer and shall not register any patent relating to these inventions without the approval of the Company.

9.3    The Service Provider acknowledges that such assignment and transfer of rights are adequately compensated by the remuneration as provided in the present agreement.

10Contractual provisions

10.1    The nullity or the enforceability of the present agreement does not affect the validity and the enforceability of the other provisions, unless this would upset the balance between the reciprocal rights and obligations of the parties.

10.2    In such case, the parties will add one or more new provisions to the agreement in order to achieve, as much as possible, the same or a similar result.

11Varia

11.1    The Service Provider shall procure that each company under his control, its directors, managers, officers, representatives or employees and former directors, managers, officers, representatives or employees comply with the obligations imposed on the Service Provider under articles 6, 7, 8, 9 and 10 above.

12Applicable law and jurisdiction

12.1    The present agreement shall be governed by and being interpreted according to Belgian law.

12.2    In case of dispute arising from or further to the present agreement, the courts of Kortrijk will be exclusively competent.

13Prior agreements

The present agreement supersedes any and all prior agreements, whether oral or in writing, that possibly could have existed between the concerned parties with respect to the same object and can only be modified by means of a written agreement between all parties.

Done at Wielsbeke, on July 12, 2023, in two original copies, each party acknowledging having received an original copy dule signed.

For the Company The Service Provider

/s/ Bernard Thiers /s/ Wim Messiaen

Bernard Thiers Wim Messiaen

Permanent representative of Permanent representative of
Comm.V. Bernard Thiers Camat bv

(read and approved) (read and approved)